UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Claire’s Stores, Inc.

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The following letter was distributed to employees on March 20, 2007.
March 20, 2007
Dear Claire’s Associate,
Last December, we informed you that we were exploring strategic alternatives for the Company, including its possible sale. We are writing today to let you know that earlier today we issued a press release announcing that the Board of Directors has accepted an offer from Apollo Management, L.P., a New York based private equity firm, to acquire the entire Company for approximately $3.1 billion, or $33 per share. A copy of the release is enclosed.
We wish that we could have given you this information earlier, but, disclosure rules required us to issue a press release first. We apologize if some of you saw the press release before hearing the news directly from us. As you know, we have grown up with the Company and it was our Father’s life’s work. We would not have made this decision if we, along with the balance of the Board of Directors, did not believe it is in the best interest of the Company and provides the best environment in which to foster additional growth and global expansion.
We expect that many of you do not know anything about Apollo. You will learn much more about them over the coming months. We do want you to know right now that they are a hugely successful private equity firm with a long track record of acquiring retail companies and creating significant value in those firms. Some of the other retail companies they own include Zales, Linens “N” Things and General Nutrition Centers (GNC). We also want you to know that Apollo is acquiring Claire’s because they see the potential in our company and have great respect for the wonderful culture that exists here and our strong team of employees. Apollo is a private equity firm, not a strategic buyer such as another retailer with a management team already in place. So, while we can’t promise you that no changes will be made, we can assure you that they are not coming in to dismantle your company.
We understand that this notice will raise a large number of questions. Let us try and put a few of your concerns to rest. To begin with, the sale of the Company will not officially take place until a proxy statement containing information about the sale has been filed with and approved by the Securities and Exchange Commission and after the sale has been approved by our shareholders. At that point, the Company will become wholly owned by Apollo, and Claire’s Stores, Inc. will no longer be publicly traded on the New York Stock Exchange. We anticipate that these events will be completed during our second Fiscal quarter which ends on August 4, 2007. Until that time, we will continue as your Co-CEO’s and it will be business as usual with no changes at all in our business practices or our store policies.

After the sale, Apollo will appoint its own CEO or President and we will leave the Company. While we know that the new owners are likely to make some additional changes, we do not expect them to be dramatic and for the vast majority of you, you will see little to no change in your daily activities. We know that you may have questions about this transaction. We have tried to answer some of them in the attached pages. We also ask your patience if you still have unanswered questions, as we are in the early stages of this process. Please remember, however, that Apollo wishes to purchase Claire’s because of it’s recognition that this is a strong company with a growing business and a sound management team. They have great respect for our employees and what each of you has accomplished. We urge you to embrace the new management team; work with them to continue building Claire’s and not to fear change, as it can bring about wonderful new opportunities.
It is possible, that as a result of our press release, you will be approached by members of the media, investors, customers, competitors, vendors or others seeking further information or asking you to speculate about how future events might transpire. Please remember that our corporate communications policies state that only authorized spokespeople can engage in those conversations and direct all inquiries to Marisa Jacobs, Claire’s VP of Corporate Communications and Investor Relations. She can be reached at 212.594.3127 or via email at marisa.jacobs@claires.com.
In closing, we want to thank each of you for your commitment to Claire’s and to us. We are fortunate to have such a wonderful group of dedicated and talented employees. You are an amazing team and we hope that each and every one of you is proud of your efforts. Over the next few months, we will try to speak with many of you and say goodbye in person.
With fond regards,
Marla Schaefer          Bonnie Schaefer

ADDITIONAL INFORMATION FOR EMPLOYEES
1. What can you tell us about Apollo?
Apollo Management, L.P. is a private investment partnership founded in 1990. The firm is based in New York and also has offices in Los Angeles and London. The firm manages a pool of investment capital on behalf of a group of institutional investors and the principals of Apollo. Since its inception in 1990, Apollo has invested in excess of $16 billion of equity capital in companies representing a wide variety of industries, both in the U.S. and internationally. Apollo is currently in the process of investing its sixth corporate fund, Apollo Investment Fund VI, L.P., which, with its related affiliates, has committed capital of approximately $12 billion. In addition, Apollo has had several highly successful partnerships with management teams operating retail and consumer-oriented businesses in the past, including investments in Linens ‘n Things, General Nutrition Centers, AMC Entertainment, Ralphs Grocery Company, Dominick’s Supermarkets, Inc., Zale Corporation, Rent-A-Center, Inc. and Proffitt’s Department Stores.
2. How will this transaction impact Claire’s employees?
In the short term, there will be no impact, as the transaction won’t be final until the sale is approved by the Company’s shareholders. We expect this to happen by the end of our second fiscal quarter, which ends on August 4, 2007. Once this occurs, we will be able to focus on growing our business without the need to meet monthly and quarterly financial targets. This will let us focus on the long-term, not the short-term, to implement a solid business plan the will lead to long term growth, international expansion and increased profitability.
3. What changes should we expect going forward?
Until the shareholders approve the transaction, it will be business as usual. Once the transaction closes, we will no longer be a publicly traded company; instead, we will be wholly-owned by Apollo. Our day to day operations will go on unchanged; for all intents and purposes, it is business as usual.
4. Will there be any layoffs?
Once the transaction closes, Bonnie Schaefer and Marla Schaefer will resign as your Co-Chairmen and Co-CEO’s and a new Chairman and/or President will be appointed. There may be several other changes among senior management, but we do not know what they are at this time. We are not aware of any current plans for additional layoffs.
5. Will our salaries or benefits be impacted?
While the Company has historically reserved the discretion to adjust salaries and/or benefit programs, the Buyer has committed that for 18 months from the closing (i) cash compensation levels (including base salary and annual bonus opportunities) and (ii) medical, dental and retirement plans will be kept at levels that are, in the aggregate, substantially comparable to the overall compensation levels and benefits provided by the Company before closing.
6. What about the different bonus plans?

We expect that the Compensation Committee will set bonus targets this year consistent with prior practices.
7. What happens to my stock options?
At the closing, they will vest and be cashed out. You will receive a payment equal to $33 less the exercise price multiplied by the number of shares covered by your options. Appropriate income tax withholdings will also be taken. Each option holder will receive detailed information regarding his/her options shortly after the closing.
8. Until the transaction closes, can I exercise currently vested stock options?
Yes, subject to all of the current practices and procedures that ordinarily relate to the exercise of stock options. If you are an officer of the Company, option exercises must be approved in advance by Legal Counsel pursuant to current policies.
9. Until the transaction closes, can I buy or sell Claire’s stock, options, etc.?
It depends. All transactions involving Claire’s stock, options, etc. must be made in accordance with all of the policies and procedures that govern trading in our stock at any other time.
10. What will happen to the shares I own in the Monthly Stock Investment Plan?
You will receive a proxy statement requesting that you vote on the proposed transaction. Once the vote is complete, if the sale is approved, your shares will be converted to cash and a check will be sent to your address of record following the closing. No commission charges will be applied.
Forward-Looking Statements
This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of Claire’s Stores, Inc. (the “Company”) concerning the proposed merger of the Company with Bauble Acquisition Sub, Inc, a wholly-owned subsidiary of Bauble Holdings Corp. (the “merger”) and other future events and their potential effects on the Company. The statements, analyses, and other information contained herein relating to the proposed merger, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments and other changes to comply with applicable laws, rules and regulations; the reactions of the Company’s customers and suppliers to the transaction; and diversion of management time on merger-related issues. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.
Important Legal Information
In connection with the proposed merger, the Company will prepare a proxy statement to be filed with the U.S. Securities and Exchange Commission (“SEC”). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. Before making any voting decision, the company’s shareholders are urged to read the proxy statement regarding the merger carefully and in its entirety because it will contain important information about the proposed merger. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, Claire’s Stores, Inc., 3 S.W. 129 Avenue, Pembroke Pines, FL 33027, telephone: 954-433 3900, or from the Company’s website, http://www.claires.com.
Information about the Company’s directors and executive officers who may be deemed to participate in the solicitation of proxies in respect of the proposed transaction is set forth in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006 and the Company’s proxy statement for the Company’s 2006 Annual Meeting of Shareholders. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.